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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐

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☑ Definitive Proxy Statement
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Digi International Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DIGI INTERNATIONAL INC.
DIGI INTERNATIONAL INC.
GENERAL INFORMATION
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
EMPLOYMENT CONTRACTS; SEVERANCE, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PERFORMANCE EVALUATION
RELATIONSHIP WITH AND APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
ADDITIONAL MATTERS

DIGI INTERNATIONAL INC.
11001 Bren Road East
Minnetonka, Minnesota 55343
952/912-3444
December 7, 2005
Dear Stockholder:
      You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, commencing at 3:30 p.m., Central Standard Time, on Wednesday, January 18, 2006.
      The Secretary’s Notice of Annual Meeting and the Proxy Statement which follow describe the matters to come before the meeting. During the meeting, we will also review the activities of the past year and items of general interest about the Company.
      We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please mark, date and sign the enclosed proxy and return it in the accompanying postage-paid reply envelope as quickly as possible, even if you plan to attend the Annual Meeting. If you later desire to revoke the proxy, you may do so at any time before it is exercised.

Sincerely,

Joseph T. Dunsmore
Chairman of the Board

DIGI INTERNATIONAL INC.

Notice of Annual Meeting of Stockholders
to be held on
JANUARY 18, 2006
      The Annual Meeting of Stockholders of Digi International Inc. will be held at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, at 3:30 p.m., Central Standard Time, on Wednesday, January 18, 2006, for the following purposes:
      1.     To elect two directors for a three-year term.
      2.     To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountants of the Company for the fiscal year ending September 30, 2006.
      3.     To transact such other business as may properly be brought before the meeting.
      The Board of Directors has fixed November 21, 2005, as the record date for the meeting, and only stockholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.
      Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present at the meeting, please mark, date and sign the enclosed proxy and return it in the accompanying postage-paid reply envelope as quickly as possible. You may revoke your proxy at any time prior to its exercise, and returning your proxy will not affect your right to vote in person if you attend the meeting and revoke the proxy.

By Order of the Board of Directors,

James E. Nicholson
Secretary
Minnetonka, Minnesota
December 7, 2005

PROXY STATEMENT

GENERAL INFORMATION
      The enclosed proxy is being solicited by the Board of Directors of Digi International Inc., a Delaware corporation (the “Company”), for use in connection with the Annual Meeting of Stockholders to be held on Wednesday, January 18, 2006, at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, commencing at 3:30 p.m., Central Standard Time, and at any adjournments thereof. Only stockholders of record at the close of business on November 21, 2005, will be entitled to vote at such meeting or adjournments. Proxies in the accompanying form which are properly signed, duly returned to the Company and not revoked will be voted in the manner specified. A stockholder executing a proxy retains the right to revoke it at any time before it is exercised by notice in writing to the Secretary of the Company of termination of the proxy’s authority or a properly signed and duly returned proxy bearing a later date.
      The address of the principal executive office of the Company is 11001 Bren Road East, Minnetonka, Minnesota 55343 and the Company’s telephone number is (952) 912-3444. The mailing of this Proxy Statement and form of proxy to stockholders will commence on or about December 12, 2005.
      Stockholder proposals intended to be presented at the 2007 Annual Meeting of Stockholders must be received by the Company at its principal executive office no later than August 14, 2006, for inclusion in the Proxy Statement for that meeting. Any other stockholder proposals for the Company’s 2007 Annual Meeting of Stockholders must be received by the Company at its principal executive office not less than 60 days prior to the date fixed for such annual meeting, unless the Company gives less than 75 days’ prior public disclosure of the date of the meeting, in which case the Company must receive notice from the stockholder not later than the close of business on the fifteenth day following the day on which the Company makes such public disclosure. The notice must set forth certain information concerning such proposal, including a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, the name and record address of the stockholder proposing such business, the class and number of shares of the Company which are beneficially owned by the stockholder, and any material interest of the stockholder in such business.
      Under the Company’s Bylaws, nominations of persons for election as a director at any meeting of stockholders must be made pursuant to timely notice in writing to the President of the Company. To be timely, a stockholder’s notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 60 days prior to the date fixed for the meeting, unless the Company gives less than 75 days’ prior public disclosure of the date of the meeting, in which case the Company must receive notice from the stockholder not later than the close of business on the fifteenth day following the day on which the Company makes such public disclosure.
      The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of the mails, certain directors, officers and employees of the Company may solicit proxies by telephone, telegram or personal contact, and have requested brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of stock of the Company and will reimburse them for their reasonable out-of-pocket expenses in so forwarding such materials.
      With the exception of the election of directors, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required for approval of each proposal presented in this Proxy Statement. A plurality of the votes of outstanding shares of Common Stock of the Company present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required for the election of directors. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum at the meeting. However, shares of a stockholder who abstains, withholds authority to vote for the election of directors or does not otherwise vote in person or by proxy (including broker non-votes) will not be counted for the election of directors or approval of the proposals.
      The Common Stock of the Company, par value $.01 per share, is the only authorized and issued voting security of the Company. At the close of business on November 21, 2005, there were 22,845,022 shares of Common Stock issued and outstanding, each of which is entitled to one vote. Holders of Common Stock are not entitled to cumulate their votes for the election of directors.
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
      The following table sets forth the beneficial ownership of Common Stock of the Company, as of November 21, 2005, by each director or nominee for director of the Company, by each executive officer of the Company named in the Summary Compensation Table herein, by all directors, nominees and executive officers as a group, and by each stockholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company. The beneficial ownership by all directors, nominees and executive officers as a group includes two individuals who were elected as executive officers on November 28, 2005.

Name and Address	Amount and Nature of		Percentage of
of Beneficial Owner	Beneficial Ownership (1)		Outstanding Shares

Directors, nominees and executive officers:
Bruce H. Berger	81,046	(2)	*
Joseph T. Dunsmore	462,260	(3)	2.0%
Subramanian Krishnan	339,182	(4)	1.5%
Guy C. Jackson	43,500	(5)	*
Kenneth E. Millard	77,000	(6)	*
Mykola Moroz	51,036	(7)	*
William N. Priesmeyer	0		*
Bradley J. Williams	97,500	(8)	*

All directors, nominees and executive officers as a group (10 persons, including those named above)	1,368,638	(9)	5.7%

Other beneficial owners:
Munder Capital Management
Munder Capital Center
480 Pierce Street
Birmingham, MI 48009	2,536,029	(10)	11.1%
Barclays Global Investors, NA
45 Fremont Street
San Francisco, CA 94105	1,847,528	(11)	8.1%
John P. Schinas
P.O. Box 187
Rangeley, ME 04970	1,405,660	(12)	6.2%

*	Less than one percent.

(1)	Unless otherwise indicated in footnote below, the listed beneficial owner has sole voting power and investment power with respect to such shares.

(2)	Includes 77,333 shares covered by options which are exercisable within 60 days of the record date. In connection with Mr. Berger’s termination of employment effective November 30, 2005, these options will expire three months thereafter.

(3)	Includes 456,667 shares covered by options which are exercisable within 60 days of the record date.

(4)	Includes 313,333 shares covered by options which are exercisable within 60 days of the record date.

(5)	Includes 38,500 shares covered by options which are exercisable within 60 days of the record date

(6)	Includes 77,000 shares covered by options which are exercisable within 60 days of the record date.

(7)	Includes 43,500 shares covered by options which are exercisable within 60 days of the record date.

(8)	Includes 52,500 shares covered by options which are exercisable within 60 days of the record date.

(9)	Includes 211,500 shares covered by options which are exercisable within 60 days of the record date held by five non-employee directors and 1,058,917 shares covered by options which are exercisable within 60 days of the record date held by five executive officers.

(10)	Based on the information contained in a Form 13F filed with the SEC dated November 14, 2005 reflecting the stockholder’s beneficial ownership as of September 30, 2005.

(11)	Based on the information contained in a Form 13F filed with the SEC dated November 11, 2005 reflecting the stockholder’s beneficial ownership as of September 30, 2005.

(12)	Based on the information contained in a Schedule 13G filed with the SEC on February 10, 2005 reflecting the stockholder’s beneficial ownership as of December 31, 2004 and confirmed by the Company telephonically on November 30, 2005 as to such stockholder’s beneficial ownership as of such date.

ELECTION OF DIRECTORS
      The business of the Company is managed by or under the direction of a Board of Directors with a number of directors, not less than three, fixed from time to time by the Board of Directors. The Board is divided into three classes as nearly equal in number as possible, and directors of one class are elected each year for a term of three years. Each class consists of at least one director. The Board of Directors has fixed at two the number of directors to be elected to the Board at the 2006 Annual Meeting of Stockholders. The Nominating Committee has nominated Messrs. Millard and Priesmeyer to stand for election for a three-year term. Mykola Moroz, a director of the Company, will be retiring from the Board of Directors at the 2006 Annual Meeting of Stockholders. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the nominees named below.
      Each of the nominees named below is currently a director of the Company, and each has indicated a willingness to serve as a director. The Nominating Committee of the Board of Directors selected each of the nominees named below. In case any nominee is not a candidate for any reason, the proxies named in the enclosed form of proxy may vote for a substitute nominee selected by the Nominating Committee.
      Following is certain information regarding the nominees for the office of director and the current directors whose terms expire after the 2006 Annual Meeting:
Director Nominees for Term Expiring in 2009:

Kenneth E. Millard, age 59
      Mr. Millard has been a member of the Board of Directors of the Company since October 1999. Mr. Millard resigned as Chairman, Chief Executive Officer, President and a director of Telular Corporation, a telecommunications company, in February 2005, after serving as President and Chief Executive officer since April 1996 and Chairman since 2001. Mr. Millard served as the President and Chief Operating Officer of Oncor Communications, a telecommunications company, from February 1992 to January 1996. Prior to that, he held various executive management positions at Ameritech Corporation and worked as an attorney for AT&T and Wisconsin Bell. Mr. Millard serves as a director of Dedicated Computing, a private corporation, and Sipquest, a private Canadian corporation.

William N. Priesmeyer, age 60
      Mr. Priesmeyer has been a member of the Board of Directors since November 2005. He has been the Chief Executive Officer of Cymbet Corporation, a manufacturer of thin film energy cells for the semiconductor industry, since November 2001. Mr. Priesmeyer served as Senior Vice President and Chief Financial Officer of Jostens Inc., a producer of educational products, from August 1997 to June 2001. Prior to that, he held Chief Financial Officer positions at Waldorf Corporation, DataCard Corporation and Onan Corporation and was a Vice President at The Pillsbury Company. Mr. Priesmeyer began his career at Xerox Corporation.
Director Whose Term Expires in 2007:
Guy C. Jackson, age 63
      Mr. Jackson has been a member of the Board of Directors since November 2003. In June 2003, Mr. Jackson retired from the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company. During his career, he served as the audit partner on numerous public companies in Ernst & Young’s New York and Minneapolis Offices. Mr. Jackson also serves as a director and member of the audit committee of Cyberonics, Inc., Life Time Fitness, Inc., Urologix, Inc. and EpiCept Corporation.

Directors Whose Terms Expire in 2008:
Joseph T. Dunsmore, age 47
      Mr. Dunsmore joined the Company in October 1999 as President and Chief Executive Officer and a member of the Board of Directors and was elected Chairman of the Board in May 2000. Prior to joining the Company, Mr. Dunsmore had been Vice President of Access for Lucent Microelectronics, a telecommunications company now known as Agere Systems Inc., since June 1999. From October 1998 to June 1999, he acted as an independent consultant to various high technology companies. From February 1998 to October 1998, Mr. Dunsmore was Chief Executive Officer of NetFax, Inc., a telecommunications company. From October 1995 to February 1998, he held executive management positions at US Robotics and then at 3COM after 3COM acquired US Robotics in June 1997. Prior to that, Mr. Dunsmore held various marketing management positions at AT&T Paradyne Corporation from May 1983 to October 1995.
Bradley J. Williams, age 45
      Mr. Williams has been a member of the Board of Directors of the Company since June 2001. Since October 2005, Mr. Williams has been the President of Catalyst Resources, L.C., a management consulting firm specializing in business development for entrepreneurs and small business owners. Prior to that, Mr. Williams was the Vice President of Sales for On Demand Technologies, a provider of technology driven communications products, from February 2004 to October 2005. Mr. Williams was the President of Relationship Marketing, Inc., a provider of marketing communications solutions, from August 2003 to February 2004 and he previously served as Executive Vice President, Sales of Relationship Marketing commencing June 2002. In January 2000, Mr. Williams co-founded Raviant Networks, Inc., a provider of comprehensive software solutions and professional services to the telecommunications industry, where he served as its Chief Operating Officer from April 2000 until June 2002. He also served as a director of Raviant from April 2000 to August 2002. An involuntary Chapter 7 bankruptcy petition was filed against Raviant in October 2002 and was dismissed in March 2003. From August 1996 to December 1999, Mr. Williams worked for Integrated Network Solutions, a value-added reseller of hardware, software and network services, where he started a telecommunications consulting division that was eventually spun off as Raviant Networks.
      None of the directors is related to any other director or to any executive officer of the Company. The Board of Directors has determined that Messrs. Jackson, Millard, Moroz, Priesmeyer and Williams, who constitute a majority of the Board of Directors, are “independent” as defined in the applicable listing standards of The Nasdaq Stock Market (“Nasdaq”).
Committees of the Board of Directors and Meeting Attendance
      The Board of Directors met eight times during fiscal 2005. All directors attended at least 75% of the meetings of the Board and of the Committees on which they served during fiscal 2005. The Company has an Audit Committee, a Compensation Committee and a Nominating Committee. Following is a description of the functions performed by each of these Committees.
Audit Committee
      The Company’s Audit Committee presently consists of Messrs. Jackson (Chairman), Millard and Moroz. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in the applicable Nasdaq listing standards and regulations of the SEC and all members are financially literate as required by the applicable Nasdaq listing standards. In addition, the Board of Directors has determined that Messrs. Jackson and Millard have the financial experience required by the applicable Nasdaq listing standards and are “audit committee financial experts” as defined by applicable regulations of the SEC. The Audit Committee oversees the Company’s accounting, internal controls and financial reporting process by, among other things, taking action to oversee the independence of and annual audit by the independent registered public accountants and selecting and appointing the independent registered public accountants. The Audit Committee met ten times during fiscal 2005. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of which is available on the

Investor Relations section of the Company’s website, www.digi.com. The Audit Committee reviews the Audit Committee Charter annually and may make additional recommendations to the Board of Directors for further revision of the Audit Committee Charter to reflect changing circumstances and requirements.
Compensation Committee
      The Company has a Compensation Committee presently consisting of Messrs. Millard (Chairman), Jackson and Williams. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in the applicable Nasdaq listing standards. The Compensation Committee determines the compensation of the Chief Executive Officer and all other executive officers. With respect to employees other than executive officers, the Compensation Committee oversees general compensation policies and approves the annual incentive compensation structure. The Compensation Committee also oversees the Company’s benefit plans and administers the Digi International Inc. Stock Option Plan, the Digi International Inc. Non-Officer Stock Option Plan, the Digi International Inc. Employee Stock Purchase Plan and the Digi International Inc. 2000 Omnibus Stock Plan. The Compensation Committee met six times and took action by written consent once during fiscal 2005. The responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter, a copy of which is available on the Investor Relations Section of the Company’s website, www.digi.com. The Compensation Committee reviews the Compensation Committee Charter annually and may recommend to the Board of Directors revisions to the Compensation Committee Charter to reflect changing circumstances and requirements.
Nominating Committee
      The Company has a Nominating Committee, presently consisting of Messrs. Williams (Chairman), Jackson and Millard. The Board of Directors has determined that all members of the Nominating Committee are “independent” as that term is defined in the applicable Nasdaq listing standards. The Nominating Committee selects candidates as nominees for election as directors. The Nominating Committee met once in fiscal 2005. The responsibilities of the Nominating Committee are set forth in the Nominating Committee Charter, a copy of which is available on the Investor Relations Section of the Company’s website, www.digi.com. The Nominating Committee reviews the Nominating Committee Charter annually and may recommend to the Board of Directors revisions to the Nominating Committee Charter to reflect changing circumstances and requirements.
      This Committee will consider persons recommended by stockholders in selecting nominees for election to the Board of Directors. Stockholders who wish to suggest qualified candidates should write to: Digi International Inc., 11001 Bren Road East, Minnetonka, MN 55343, Attention: Chairman, Nominating Committee. All recommendations should state in detail the qualification of such persons for consideration by the Committee and should be accompanied by an indication of the person’s willingness to serve.
Director Nominee Selection Process and Criteria
      This Committee will consider persons recommended by stockholders in selecting nominees for election to the Board of Directors. Stockholders who wish to suggest qualified candidates should write to: Digi International Inc., 11001 Bren Road East, Minnetonka, MN 55343, Attention: Chairman, Nominating Committee. All recommendations should state in detail the qualification of such persons for consideration by the Committee and should be accompanied by an indication of the person’s willingness to serve. The Nominating Committee will consider candidates recommended by stockholders in the same manner that it considers all director candidates.
      Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of the Company’s stockholders. The Nominating Committee will consider, at a minimum, the following factors in nominating existing and potential new members of the Board of Directors, in addition to other factors it deems appropriate based on the current needs and desires of the Board of Directors:

•	demonstrated character and integrity, an inquiring mind, experience at a strategy/policy setting level, sufficient time to devote to the affairs of the Company, and high-level managerial experience;

•	whether the member/potential member is subject to a potentially disqualifying factor, such as, relationships with competitors, customers, suppliers, contractors, counselors or consultants, or recent previous employment with the Company;

•	the member’s/potential member’s independence;

•	whether the member/potential member assists in achieving a mix of members on the Board of Directors that represents a diversity of background and experience, including with respect to age, gender, international background, race and specialized experience;

•	whether the member/potential member has general and strategic business management experience and financial experience with companies of a similar size that operate in the same general industry as the Company;

•	whether the member/potential member, by virtue of particular experience, technical expertise, or specialized skills, will add specific value as a member of the Board of Directors; and

•	any factors related to the ability and willingness of a new member to serve, or an existing member to continue his/her service.
      Mr. Priesmeyer, who has not previously been elected to serve as a director by the Company’s stockholders, was identified as a potential director candidate by a non-management director.
Stockholder Communications with the Board of Directors
      Stockholders may communicate with the Board of Directors by addressing correspondence to Digi International Inc., 11001 Bren Road East, Minnetonka, MN 55343, Attention: Lead Director. Mr. Millard currently serves as the Lead Director. All such communications will be forwarded directly to the Chairman. The Chairman will forward communications directed at particular members of the Board of Directors directly to the particular members. Communications directed to the Board of Directors in general will be handled by the Lead Director.
      The Company does not have a policy regarding attendance of members of the Board of Directors at annual meetings of the Company’s stockholders. Three directors attended the January 2005 Annual Meeting of Stockholders.
Director Compensation
      Currently, each non-employee director of the Company who beneficially owns not more than 5% of the Company’s outstanding Common Stock, receives the compensation described below. Each such director who is newly elected to the Board, whether elected at an annual meeting or during the year, and who has not previously been a director of the Company, receives a one-time, non-elective grant of an option to purchase 7,500 shares of Common Stock. Furthermore, each such director, whether incumbent or newly elected, and who is a director at the conclusion of an annual meeting receives a non-elective grant of an option to purchase 9,500 shares of Common Stock. If a newly elected non-employee director is first elected during the year, then such non-elective option grant is prorated. In addition, each such director, whether incumbent or newly elected, and who is a director at the conclusion of an annual meeting has an election to receive one of the following: (i) an option to purchase 3,500 shares of Common Stock or (ii) cash payments consisting of an annual retainer of $10,000, payable quarterly in arrears. If a newly elected non-employee director is first elected during the year, the option grant to purchase 3,500 shares of Common Stock or the $10,000 annual retainer is prorated. As additional compensation, the Compensation Committee Chairman has an annual election to receive one of the following in addition to the compensation described above: (i) an option to purchase 2,500 shares of Common Stock or (ii) an option to purchase 1,000 shares of the Common Stock plus a cash payment of $4,000. The Audit Committee Chairman has an annual election to receive one of the following: (i) an option to purchase 5,000 shares of the Common Stock or (ii) an option to purchase 3,500 shares of Common Stock plus a cash payment of $4,000. All options have an exercise price equal to the market price of the Company’s Common Stock on the date of issuance. Director who are employees and non-employee directors who beneficially own more than 5% of the Company’s outstanding Common Stock serve without receiving the compensation described above.
Report of the Audit Committee
      The role of the Company’s Audit Committee, which is composed of three independent non-employee directors, is one of oversight of the Company’s management and the Company’s independent registered public accountants in regard to the Company’s financial reporting and the Company’s controls respecting accounting and financial reporting. The Audit Committee also considers and pre-approves any non-audit services provided by the Company’s independent registered public accountants to ensure that no prohibited non-audit services are provided by the independent registered public accountants and that the independent registered public accountants’ independence is not compromised. In performing its oversight function, the Audit Committee relies upon advice and information received in its discussions with the Company’s management and independent registered public accountants.
      The Audit Committee has (i) reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended September 30, 2005 with the Company’s management; (ii) discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380), as amended, regarding communication with audit committees; and (iii) received the written disclosures and the letter from the Company’s independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP their independence.
      Based on the review and discussions with management and the Company’s independent registered public accountants referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005 for filing with the SEC.

AUDIT COMMITTEE

Guy C. Jackson, Chairman

Kenneth E. Millard

Mykola Moroz

Audit and Non-Audit Fees
      The following table presents fees for fiscal 2004 and 2005 for professional audit services performed by PricewaterhouseCoopers for the audit of the Company’s annual consolidated financial statements, the review of the Company’s interim consolidated financial statements for each quarter in fiscal 2004 and 2005 and all other services performed:

	Year Ended September 30,

	2004	2005

Audit Fees(1)	$360,659	$666,997
Audit-Related Fees(2)	7,115	18,200
Tax Fees(3)	22,000	79,040
All Other Fees	—	—

Total	$389,774	$764,237

(1)	Audit Fees in both 2004 and 2005 consisted primarily of the annual audit and quarterly reviews of the Company’s consolidated financial statements and statutory audits performed in Germany and Hong Kong. Audit fees in 2005 also included attestation services in connection with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-Related Fees in both 2004 and 2005 consisted primarily of assistance provided in documenting the Company’s internal controls over financial reporting.

(3)	Tax Fees in 2004 consisted primarily of fees associated with an Internal Revenue Service audit. Tax Fees in 2005 consisted primarily of fees associated with extraterritorial tax exclusions and fees associated with an Internal Revenue Service audit.
      The Audit Committee pre-approved 100% of the services described above pursuant to engagements that occurred in fiscal 2004 and 2005. The Audit Committee has determined that the provision of the above non-audit services was compatible with maintaining the independence of the Company’s independent registered public accountants.
      The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accountants is to approve annually all audit services and each recurring permissible non-audit service to be provided by the independent registered public accountants during the fiscal year. In addition, the Audit Committee may pre-approve other non-audit services during the year on a case-by-case basis, and delegates authority to grant such pre-approvals during the year to the Audit Committee Chairman. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the independent registered public accountants’ independence.

EXECUTIVE COMPENSATION
Report of the Compensation Committee
      The Compensation Committee (the “Committee”) of the Board of Directors establishes the general compensation policies of the Company and specific compensation for each of the Company’s executive officers. The purpose of this report is to inform stockholders of the Company’s compensation policies for executive officers.

Compensation Philosophy
      The Company has historically implemented a “pay for performance” compensation program for its executive officers. The compensation program is designed to motivate and reward executives responsible for attaining the financial and strategic objectives essential to the Company’s success and continued growth, while at the same time allowing the Company to attract and retain high-caliber executives. The Committee believes that the Company’s compensation practices reward executives commensurately with their ability (i) to meet the Company’s established financial targets and other goals, through cash bonuses, and (ii) to drive increases in stockholder value, through stock options.
      A central feature of the Company’s compensation program is its emphasis on objective performance incentives that put a substantial portion of executives’ total cash compensation “at risk” by tying it to the achievement of objective financial results and other goals. An additional important aspect of the Company’s compensation program is its use of stock options. The Committee believes that the use of stock-based incentives ensures that the executive’s interests are aligned with the long-term interests of the Company’s stockholders. Executives are thereby given the incentive not only to meet their annual performance objectives, but also to achieve longer-term strategic goals.

Executive Officer Compensation Program
      The key components of the Company’s compensation program are base salary, cash bonuses and stock options.
      Base Salary. The Committee annually reviews the base salary of each executive officer. For fiscal 2006, the Committee approved increases in the base salaries of Messrs. Dunsmore and Krishnan.
      The Company entered into employment agreements with certain executive officers that establish certain minimum base salaries and bonus targets. The Committee has reviewed these salaries and targets and believes that they are consistent with the Company’s compensation philosophy described above.
      Cash Bonuses. Each executive of the Company is given a specified bonus target which he will receive if the applicable objectives set by the Committee are met. These bonus targets have typically been 100% of base salary. At the outset of the 2005 fiscal year, the Committee established quarterly and annual Company-wide financial objectives. Certain of the objectives for Messrs. Krishnan and Berger were based on regional sales and business unit objectives, respectively. Mr. Dunsmore received a cash bonus equal to approximately 68% of his base salary, Mr. Krishnan received a cash bonus equal to approximately 80% of his base salary and Mr. Berger received a cash bonus equal to approximately 39% of his bonus target, resulting in a bonus equal to approximately 35% of his base salary, as a result of the company achieving certain financial objectives and partially achieving quarterly and annual revenue objectives. In addition, Mr. Dunsmore and Mr. Krishnan each received a cash bonus equal to 25% of base salary for achievement of strategic growth objectives set by the Compensation Committee at the beginning of the fiscal year.
      Similar to the program for fiscal 2005, the Committee has set criteria for achievement of cash bonuses in fiscal 2006 by the executive officers based upon the achievement of quarterly and annual financial objectives, with 35% of the bonus target payable upon achievement of the approved quarterly financial objectives, 40% of the bonus target payable upon achievement of the planned annual financial objectives and 25% of the bonus target payable upon achievement of higher annual revenue objectives. For fiscal 2006, the Committee set various bonus targets for Messrs. Dunsmore, Krishnan and Berger corresponding to levels of achievement of the financial objectives. For fiscal 2006, the bonus targets will be 100% for Messrs. Dunsmore, Krishnan and Berger, and achievement of the objectives will be measured by organic performance, exclusive of performance achieved through acquisitions. Quarterly financial objectives for Messrs. Dunsmore and Krishnan are related to revenue and profitability and for Mr. Berger are related to revenue, product line revenue and profitability. Annual financial objectives for Messrs. Dunsmore and Krishnan are related to revenue, profitability and cash balances and for Mr. Berger are related to revenue, product line revenue, profitability and product design success. Up to an additional 50% of the bonus target is payable upon exceeding certain revenue objectives based upon both organic performance and performance achieved through acquisitions. Messrs. Dunsmore and Krishnan will also be entitled to an additional bonus payment of up to 50% of base salary upon attainment of certain strategic growth objectives achieved through acquisitions. Accordingly, Messrs. Dunsmore and Krishnan are eligible to receive a maximum bonus of 200% of base salary and Mr. Berger is eligible to receive a maximum bonus of 150% of base salary. In addition, the Compensation Committee has authority to award bonuses in its discretion. As a result of the termination of Mr. Berger’s employment effective November 30, 2005, he will be entitled to receive a prorated bonus for the portion of fiscal 2006 during which he was employed.
      Stock Options. Long-term incentives are provided through the Company’s Stock Option Plan. The Plan is administered by the Committee, which is authorized to award stock options to employees of the Company and its subsidiaries, non-employee directors of the Company and certain advisors and consultants to the Company. The Committee has broad discretion to select the optionees and to establish the terms and conditions for the grant, vesting and exercise of each option. The Committee also administers the grant of stock-based incentive awards under the Company’s 2000 Omnibus Stock Plan according to the same philosophy, although no such awards have been made yet.
      In September 2004, Mr. Dunsmore was granted options to purchase 80,000 shares, Mr. Krishnan was granted options to purchase 40,000 shares and Mr. Berger was granted options to purchase 40,000 shares, all of which were granted with an exercise price of $10.78 per share, and in September 2005, Mr. Dunsmore was granted options to purchase 80,000 shares, Mr. Krishnan was granted options to purchase 50,000 shares and Mr. Berger was granted options to purchase 35,000 shares, all of which were granted with an exercise price of $10.44 per share (in each case, the exercise prices reflect fair market value on the date of the grant).
      401-K Savings and Profit Sharing Plan. Company officers may participate in the Company’s 401-K Savings and Profit Sharing Plan (the “401-K Plan”) which allows any Company employee (other than persons classified by the Company as interns, temporary employees, certain part-time employees and certain other excluded categories of employees) who is at least 18 years of age to contribute part of his or her earnings to the 401-K Plan. Eligible employees who are regularly scheduled to work more than 24 hours per week can begin contributing on the first day of the month following their date of hire. In 2005, the maximum contribution was the lesser of 25% of pay or $14,000, and participants who were age 50 or older by the end of 2005 could make additional “catch-up” contributions up to a maximum of $4,000. In 2006, the maximum contribution will be the lesser of 25% of pay or $15,000, and participants who will have reached age 50 by the end of 2006 can make additional “catch-up” contributions up to a maximum of $5,000.
      Under the 401-K Plan, the Company provides a matching contribution and has the discretion to make a profit sharing contribution. Profit sharing contributions are allocated in proportion to the earnings of eligible participants. To be eligible to receive profit sharing contributions for a year, the participant must be employed by the Company on December 31 of that year and must have completed at least 1,000 hours of service during the year. No profit sharing contributions were made in fiscal 2005.

      Matching contributions are made each pay period for those employees who are active participants during the pay period, based on the contributions made by the employee during that pay period. For the 2005 calendar year, the Company provided a 100% match on the first 3% of pay contributed by each employee in each bi-weekly pay period and a 50% match on the next 2% of pay contributed by each employee in each bi-weekly pay period. The Company match will be the same for calendar year 2006.
Compensation Committee Interlocks and Insider Participation
      The Compensation Committee is comprised entirely of independent, outside directors. No employee of the Company serves on the Committee. The Committee members have no interlocking relationships as defined by the SEC.

COMPENSATION COMMITTEE

Kenneth E. Millard, Chairman

Guy C. Jackson

Bradley J. Williams

SUMMARY COMPENSATION TABLE
      The following Summary Compensation Table contains information concerning annual and long-term compensation for the fiscal years ended September 30, 2005, 2004, and 2003 provided to the individual who served as Chief Executive Officer during fiscal 2004 and the other two most highly compensated executive officers of the Company who received remuneration exceeding $100,000 for fiscal 2005 (the “Named Officers”).

				Long-Term
	Annual Compensation			Compensation
				Awards
Name and	Fiscal				All Other
Principal Position	Year	Salary	Bonus	Options(#)	Compensation

Joseph T. Dunsmore, Chairman of the Board,	2005	$325,000	$303,383	80,000	$8,773
President and Chief Executive Officer(1)	2004	260,000	232,340	140,000	7,176
	2003	260,000	101,338	35,000	8,485

Subramanian Krishnan, Senior Vice President,	2005	$230,000	$241,624	50,000	$9,019
Chief Financial Officer and Treasurer(2)	2004	200,000	184,878	75,000	10,036
	2003	200,000	77,952	20,000	7,508

Bruce H. Berger, Senior Vice President and	2005	$220,000	$77,679	35,000	$33,697
General Manager of NetSilicon(3)	2004	200,000	165,014	64,000	34,670
	2003	200,000	87,557	18,250	60,904

(1)	Amounts included in All Other Compensation for Mr. Dunsmore for 2005 include the Company’s matching contribution to the 401-K Plan of $8,288 allocated to Mr. Dunsmore’s account and term life insurance premiums of $485 paid for Mr. Dunsmore. Amounts included in All Other Compensation for Mr. Dunsmore for 2004 include the Company’s matching contribution to the 401-K Plan of $6,691 allocated to Mr. Dunsmore’s account and term life insurance premiums of $485 paid for Mr. Dunsmore. Amounts included in All Other Compensation for Mr. Dunsmore for 2003 include the Company’s matching contribution to the 401-K Plan of $8,000 allocated to Mr. Dunsmore’s account and term life insurance premiums of $485 paid for Mr. Dunsmore.

(2)	Amounts included in All Other Compensation for Mr. Krishnan for 2005 include the Company’s matching contribution to the 401-K Plan of $8,024 allocated to Mr. Krishnan’s account and term life insurance premiums of $995 paid for Mr. Krishnan. Amounts included in All Other Compensation for Mr. Krishnan for 2004 include the Company’s matching contribution to the 401-K Plan of $9,041 allocated to Mr. Krishnan’s account and term life insurance premiums of $995 paid for Mr. Krishnan. Amounts included in All Other Compensation for Mr. Krishnan for 2003 include the Company’s matching contribution to the 401-K Plan of $6,513 allocated to Mr. Krishnan’s account and term life insurance premiums of $995 paid for Mr. Krishnan.

(3)	Mr. Berger’s employment with the Company terminated on November 30, 2005. Amounts included in All Other Compensation for Mr. Berger for 2005 include the Company’s matching contribution to the 401-K Plan of $8,317 allocated to Mr. Berger’s account, term life insurance premiums of $380 paid for Mr. Berger, and a cost-of-living adjustment payment of $25,000. Amounts included in All Other Compensation for Mr. Berger for 2004 include the Company’s matching contribution to the 401-K Plan of $8,115 allocated to Mr. Berger’s account, term life insurance premiums of $380 paid for Mr. Berger, a cost-of-living adjustment payment of $25,000, $434 paid by the Company as a tax equalization settlement and reimbursement of Mr. Berger’s tax liability of $741 related to the net amount of taxes Mr. Berger owed in Germany related to his prior position as the Company’s Senior Vice President and General Manager of European Operations. Amounts included in All Other Compensation for Mr. Berger for 2003 include the Company’s matching contribution to the 401-K Plan of $8,000 allocated to Mr. Berger’s account, term life insurance premiums of $380 paid for Mr. Berger, a cost-of-living adjustment payment of $25,000, $9,743 paid by the Company of the excess amounts withheld related to a hypothetical tax calculation, $8,607 paid by the Company for Mr. Berger’s state taxes, and reimbursement of Mr. Berger’s tax liability of $9,174 resulting from the payment of withheld amount and the state tax liability.

OPTION GRANTS IN LAST FISCAL YEAR

		Individual Grants
					Potential Realizable Value
	Number of	Percent of Total			at Assumed Annual Rates
	Securities	Options	Exercise		of Stock Price Appreciation
	Underlying	Granted to	or Base		for Option Terms (1)
	Options	Employees	Price	Expiration
Name	Granted (#)(2)	in Fiscal Year	($/Sh)	Date	0% ($)	5% ($)	10% ($)

Joseph T. Dunsmore	80,000	14.0%	$10.44	9/27/15	$0	$525,253	$1,331,094
Subramanian Krishnan	50,000	8.8	10.44	9/27/15	0	328,283	831,934
Bruce H. Berger	35,000	6.1	10.44	9/27/15	0	229,798	582,353

(1)	The dollar amounts under these columns are the results of calculations at a 0% annual appreciation rate, and at the 5% and 10% annual appreciation rates set by the SEC for illustrative purposes, and, therefore, are not intended to forecast future financial performance or possible future appreciation, if any, in the price of the Company’s stock. Stockholders are therefore cautioned against drawing any conclusions from the appreciation data shown, aside from the fact that optionees will only realize value from the option grants shown when the price of the Company’s stock appreciates, which also benefits all stockholders.

(2)	These options become exercisable as to 25% of the shares on September 27, 2006, and as to the remaining 75% of the shares in equal monthly installments over the following 36 months, subject to accelerated vesting upon a change in control of the Company.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES
      The purpose of the following table is to report exercises of stock options by the Named Officers during fiscal 2005 and any value of their unexercised stock options as of September 30, 2005. The Company has not issued any stock appreciation rights to the Named Officers.

					Value of Unexercised
			Number of Unexercised		In-the-Money Options
			Options at FY-End		at FY-End(1)
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Joseph T. Dunsmore	105,000	$1,022,675	420,000	185,000	$686,650	$23,200
Subramanian Krishnan	30,000	286,650	310,000	80,000	1,087,665	14,500
Bruce H. Berger	30,000	283,050	139,000	65,000	462,195	10,150

(1)	Value is based on a share price of $10.73, which was the last reported sale price for a share of Common Stock on the Nasdaq National Market System on September 30, 2005, minus the exercise price.

EMPLOYMENT CONTRACTS; SEVERANCE, TERMINATION OF
EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
      Joseph T. Dunsmore. The Company and Mr. Dunsmore are parties to an employment agreement entered into on October 24, 1999, relating to Mr. Dunsmore’s election as President and Chief Executive Officer of the Company. The agreement provides that Mr. Dunsmore will be paid an annual base salary of not less than $260,000. The Committee reviews Mr. Dunsmore’s base salary annually and may, in its sole discretion, increase it to reflect performance and other factors. Mr. Dunsmore’s annual base salary was increased by the Compensation Committee from $325,000 in fiscal 2005 to $375,000 in fiscal 2006. Mr. Dunsmore is entitled to a cash bonus equal to 100% of his base salary, provided that the objectives set by the Committee are met. If some or all of the objectives are not met for a fiscal year, then the Committee shall determine in its discretion what portion of the target bonus amount, if any, will be paid to Mr. Dunsmore. If the objectives set by the Committee for a cash performance bonus are exceeded for a fiscal year, the Committee may, in its discretion, award Mr. Dunsmore a bonus that is larger than the target bonus.
      Mr. Dunsmore was granted an option to purchase 80,000 shares of Common Stock of the Company in September 2005. The options have an exercise price equal to the fair market value on the date of grant, and the options vest as to 25% of the shares on the first anniversary of the date of grant and as to the remaining 75% of the shares in equal monthly installments over the following 36 months. All of the option grants will also vest in full upon a “change in control” of the Company, which is deemed to occur if any person or group acquires more than 25% of the voting power of the Company, if there is a change in the membership of the Board of Directors, not approved by the continuing directors, such that the persons who were directors at the beginning of any three-year period no longer constitute a majority of the Board or in the event of a merger or consolidation of the Company in which less than 60% of the common stock of the surviving corporation is owned by the Company’s stockholders.
      Under the terms of Mr. Dunsmore’s employment agreement, if the Company terminates his employment without cause, Mr. Dunsmore is entitled to receive his then-current base salary for a period of twelve months. The agreement also provides that Mr. Dunsmore is entitled to the benefits and perquisites which the Company generally provides to its other employees under applicable Company plans and policies.
      Subramanian Krishnan. The Company and Mr. Krishnan are parties to a letter agreement dated March 26, 1999, as amended, which provides that if Mr. Krishnan’s employment is terminated by the Company without cause at any time, he will be entitled to receive severance equal to one year’s base salary and a bonus (if earned) that will be pro-rated for the portion of the fiscal year through the termination date. Mr. Krishnan’s annual base salary was increased from $230,000 in fiscal 2005 to $241,500 for fiscal 2006.
      Mr. Krishnan was granted an option to purchase 50,000 shares of Common Stock of the Company in September 2005. The options have an exercise price equal to the fair market value on the date of grant, and the options vest as to 25% of the shares on the first anniversary of the date of grant and as to the remaining 75% of the shares in equal monthly installments over the following 36 months. Certain of the options granted to Mr. Krishnan, including those granted in fiscal 2004 and 2005, will also vest in full upon a “change in control” of the Company, which is deemed to occur under the same conditions as for purposes of Mr. Dunsmore’s option vesting. Mr. Krishnan also is entitled to the benefits and perquisites which the Company generally provides to its other employees under applicable Company plans and policies.
      Bruce A. Berger. Prior to the Company’s termination of Mr. Berger’s employment without cause effective November 30, 2005, the Company was a party to a letter agreement with Mr. Berger dated March 29, 2000, which provided that Mr. Berger would be paid an annual base salary of not less than $200,000. The Committee reviewed Mr. Berger’s base salary annually and increased it to $220,000 for fiscal 2005 and 2006. The letter agreement also provided that Mr. Berger was entitled to a cash bonus equal to 90% of his base salary, provided that the objectives set by the Committee were met; however, for fiscal 2006, the Committee approved a cash bonus target equal to 100% of his base salary.
      Mr. Berger was granted an option to purchase 35,000 shares of Common Stock of the Company in September 2005. The exercise price of the options is equal to the fair market value on the date of grant, and the options vest as to 25% of the shares on the first anniversary of the date of grant and as to the remaining 75% of the shares in equal monthly installments over the following 36 months. The options will also vest in full upon a “change in control” of the Company, which is deemed to occur under the same conditions as for purposes of the other executive officers. All of Mr. Berger’s options will expire three months following his termination of employment.
      The letter agreement also provides that Mr. Berger is entitled to the benefits and perquisites which the Company generally provides to its other employees under applicable Company plans and policies.
      In accordance with Mr. Berger’s employment agreement, in connection with the termination of his employment without cause, Mr. Berger will receive a severance payment equal to six months of his base salary and one-half of his annual cost-of-living adjustment payment described below. He will also receive a pro-rated bonus payment based upon the period he worked in the year and actual fiscal year performance of the target objectives.
      The Company also had a letter agreement with Mr. Berger dated December 14, 2001, pursuant to which Mr. Berger held the position of Senior Vice President of the Company and General Manager of NetSilicon, Inc. Pursuant to the terms of the December 14, 2001 letter agreement, the Company provided Mr. Berger with a cost-of-living adjustment payment in the amount of $25,000 during the time he was employed in the Boston, Massachusetts, area. The letter agreement provided that, for purposes of calculating any severance due to Mr. Berger as described above, his base salary would include his base salary and cost-of-living adjustment payment.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the 1934 Act requires that the Company’s directors and executive officers file initial reports of ownership and reports of changes in ownership with the SEC. Directors and executive officers are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s directors and executive officers, all Section 16(a) filing requirements were met for the fiscal year ended September 30, 2005.

PERFORMANCE EVALUATION
      The graph below compares the total cumulative stockholders’ return on the Company’s Common Stock for the period from the close of the Nasdaq Stock Market — U.S. Companies on September 30, 2000 to September 30, 2005, the last day of fiscal 2005, with the total cumulative return on the CRSP Total Return Index for the Nasdaq Stock Market — U.S. Companies (the “CRSP Index”) and the CRSP Index for Nasdaq Computer Manufacturers Stocks (the “Peer Index”) over the same period. The index level for the graph and table was set to $100 on September 30, 2000 for the Common Stock, the CRSP Index and the Peer Index and assumes the reinvestment of all dividends.

RELATIONSHIP WITH AND APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
      The firm of PricewaterhouseCoopers LLP, independent registered public accountants, or one of its predecessors, has been the independent registered public accountants for the Company since 1986. The Audit Committee has again selected PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accountants for the fiscal year ending September 30, 2006, subject to ratification by the stockholders. While it is not required to do so, the Audit Committee is submitting the selection of that firm for ratification in order to ascertain the view of the stockholders. If the selection is not ratified, the Audit Committee will reconsider its selection.
      A representative of PricewaterhouseCoopers LLP will be present at the annual meeting and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.
ADDITIONAL MATTERS
      The Annual Report on Form 10-K of the Company for the fiscal year ended September 30, 2005, including financial statements, is being mailed with this Proxy Statement.
      As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the annual meeting other than those referred to herein. If any other matters properly come before the annual meeting calling for a vote of stockholders, it is intended that the shares represented by the proxies solicited by the Board of Directors will be voted by the persons named therein in accordance with their best judgment.

By Order of the Board of Directors,

James E. Nicholson
Secretary
Dated: December 7, 2005

DIGI INTERNATIONAL INC. 11001 Bren Road East Minnetonka, Minnesota 55343

Annual Meeting of Stockholders
Wednesday, January 18, 2006
3:30 p.m.

Minneapolis Marriott Southwest
5801 Opus Parkway
Minnetonka, Minnesota

ò Please detach here ò

DIGI INTERNATIONAL INC. 11001 Bren Road East Minnetonka, Minnesota 55343	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON JANUARY 18, 2006

The undersigned hereby appoints Joseph T. Dunsmore and Subramanian Krishnan,and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes such Proxies to represent and to vote, as designated on the reverse, all the shares of Common Stock of Digi International Inc. held of record by the undersigned at the close of business on November 21, 2005, at the Annual Meeting of Stockholders to be held on January 18, 2006, or any adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

See reverse for voting instructions.

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1.	Election of Directors:	01 Kenneth E. Millard
02 William N. Priesmeyer

Messrs. Milliard and Priesmeyer will be elected for a term of three years.

☐	FOR nominees listed	☐	WITHHOLD AUTHORITY to vote for the nominees
	(except as indicated)		listed to the left

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants of the Company for the 2006 fiscal year.

☐	For	☐	Against	☐	Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IN CASE ANY NOMINEE IS NOT A CANDIDATE FOR ANY REASON, THE PROXIES MAY VOTE FOR A SUBSTITUTE NOMINEE SELECTED BY THE NOMINATING COMMITTEE. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark Box	☐
Indicate changes below:

Date

Signature(s) in Box

Please sign your name exactly as it appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.